Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

Genco Shipping & Trading Limited Announces Agreement to Acquire
Five Handysize Vessels

Further Expands Modern, High-Quality Fleet

NEW YORK, June 9, 2010 – Genco Shipping & Trading Limited (NYSE: GNK) today announced that it has agreed to acquire five 35,000 dwt Handysize vessels, including three newbuildings, from companies within the Metrostar group of companies for an aggregate purchase price of approximately $166.3 million. The acquisition is subject to the completion of customary documentation and closing conditions.

The five vessels are expected to be delivered to Genco between July 2010 and September 2011. Four of the five vessels are secured on long term time charters, each of which includes a minimum and maximum base rate as well as a profit-sharing component, with Cargill International S.A. The remaining vessel is secured on a spot market-related time charter with Cargill International S.A. at a rate based on 115% of the average of the daily rates of the Baltic Handysize Index (BHSI), an index published by The Baltic Exchange. Technical management of all five vessels will be maintained by Metrostar Management and overseen by Genco. Upon completion of the acquisition, Genco’s fleet will consist of 40 drybulk vessels with a total carrying capacity of approximately 3,078,000 dwt and an average age of approximately 7.1 years.

Genco plans to acquire the vessels with cash on hand and may also utilize commercial bank financing to fund the acquisition.

Robert Gerald Buchanan, President, commented, “We are pleased to expand Genco’s position as an industry bellwether with the acquisition of five high-quality Handysize vessels. This acquisition will further enhance the Company’s commercial prospects and strengthen Genco’s leading brand as an operator of modern tonnage. Consistent with our goal to provide shareholders with both sizeable contracted revenues and the ability to benefit from future rate increases, four vessels are locked away on favorable time charters while another is secured on a spot market-related time charter. In maintaining our commitment to build a fleet comprised of first-in-class vessels, we remain well positioned to deliver service that adheres to the highest industry standards for our top international customers.”

The following table sets forth information about the five vessels to be acquired by the Company:

Vessel	New Name	DWT	Year Built	Charterer	Charter Expiration (1)	Employment Structure	Expected Delivery (2)

Handy Bay	Genco Bay	35,000	2010	Cargill International S.A.	February 2013	$8,500-$13,500 with 50% profit sharing (3)	Q3 2010
Hull No H-4009	Genco Ocean	35,000	2010 (2)	Cargill International S.A.	35-37 months after delivery	$8,500-$13,500 with 50% profit sharing (3)	Q3 2010
Hull No H-4015	Genco Avra	35,000	2011 (2)	Cargill International S.A.	35-37 months after delivery	$8,500-$13,500 with 50% profit sharing (3)	Q1 2011

Hull No H-4016	Genco Mare	35,000	2011 (2)	Cargill International S.A.	46-48 months after delivery	BHSI Index plus 15% (4)	Q2 2011
Hull No H-4019	Genco Spirit	35,000	2011 (2)	Cargill International S.A.	35-37 months after delivery	$8,500-$13,500 with 50% profit sharing (3)	Q3 2011

(1)
The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.

(2)	The year the vessel is being built and the dates for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.
(3)
The rate for the spot market-related time charter will be linked with a floor of $8,500 and a ceiling of $13,500 daily with a 50% profit sharing arrangement to apply to any amount above the ceiling. The rate will be based on 115% of the average of the daily rates of the Baltic Handysize Index (BHSI), as reflected in daily reports. Hire will be paid every 15 days in advance net of a 5.00% third party brokerage commission.

(4)
The rate for the spot market-related time charter will be based on 115% of the average of the daily rates of the Baltic Handysize Index (BHSI), as reflected in daily reports. Hire will be paid every 15 days in advance net of a 5.00% brokerage commission.

John C. Wobensmith, Chief Financial Officer, commented, “Drawing upon management’s consolidation expertise, Genco has once again capitalized on an attractive opportunity to expand its modern, high-quality fleet. With this acquisition, which meets our strict return requirements related to earnings and cash flow accretion as well as return on capital hurdles, we expect to increase the Company’s future earnings power. We have the ability to utilize our strong cash balance to fully fund this transaction and intend to explore new bank financing to enhance our financial flexibility. As we continue to execute our growth strategy, we remain intensely focused on creating significant short-term and long-term value for our shareholders.”

About Genco Shipping & Trading Limited
Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco currently owns a fleet of 35 drybulk vessels, consisting of nine Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,903,000 dwt.  After the expected delivery of the five Metrostar vessels that Genco has agreed to acquire, Genco will own a fleet of 40 drybulk vessels, consisting of nine Capesize, eight Panamax, four Supramax, six Handymax, and thirteen Handysize vessels with a total carrying capacity of approximately

3,078,000 dwt.  In addition, after the delivery of four vessels expected in the third and fourth quarters of 2010, our subsidiary Baltic Trading Limited will own a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax and three Handysize vessels with an aggregate carrying capacity of approximately 671,000 dwt. References to Genco’s vessels and fleet in this press release exclude vessels owned by Baltic Trading Limited.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: the fulfillment of the closing conditions under the Company’s agreements to acquire a total of five Metrostar drybulk vessels; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Reports on Form 10-K for the year ended December 31, 2009 and its reports on Form 10-Q and Form 8-K.

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